Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 of our report dated April 29, 2025 with respect to our audits of the consolidated balance sheets of Taoping Inc. (“the Company”) and its subsidiaries as of December 31, 2024 and 2023, and the related consolidated statements of operations, comprehensive income (loss), changes in equity and cash flows for each of the years in the three-year period ended December 31, 2024, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern and appears in the Annual Report on Form 20-F of the Company for the year ended December 31, 2024.

We also consent to the reference to us under the caption “Experts” in such Registration Statement.

/s/ PKF Littlejohn LLP

London, United Kingdom

June 27, 2025

PKF Littlejohn Advisory Limited is a wholly owned subsidiary of PKF Littlejohn LLP, Chartered Accountants, and is registered as a limited company in England and Wales No. 08867423. Registered office is situated at 15 Westferry Circus, Canary Wharf, London E14 4HD. PKF Littlejohn LLP is a member of PKF Global, the network of member firms of PKF International Limited, each of which is a separate and independent legal entity and does not accept any responsibility or liability for the actions or inactions of any individual member or correspondent firm(s). Stephen Goderski, James Sleight, Peter Hart and Oliver Collinge are authorised in the United Kingdom to act as Insolvency Practitioners by the Insolvency Practitioners Association. Stratford Hamilton is authorised to act in the United Kingdom as an Insolvency Practitioner by the Institute of Chartered Accountants in England and Wales.

PKF Littlejohn Advisory Limited 15 Westferry Circus Canary Wharf, London E14 4HD T: +44 (0)20 7516 2200 pkf-l.com